      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2003

                                                      REGISTRATION NO. 333-58958
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------

                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                            ---------------------------

                          POST-EFFECTIVE AMENDMENT NO. 2
                                        TO

                                     FORM S-3
                              REGISTRATION STATEMENT
                                       UNDER
                            THE SECURITIES ACT OF 1933
                            ---------------------------

                             NATIONAL PROCESSING, INC.
              (Exact name of registrant as specified in its charter)

                            ---------------------------

                      OHIO                                                61-1303983
(State or other jurisdiction of incorporation or             (I.R.S. Employer Identification No.)
                 organization)

               1231 DURRETT LANE
              LOUISVILLE, KENTUCKY                                        40213-2008
    (Address of principal executive offices)                              (Zip code)

                            ------------------------
                   NATIONAL CITY SAVINGS AND INVESTMENT PLAN
               AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2001
                                      AND

                NATIONAL CITY SAVINGS AND INVESTMENT PLAN NO. 2
               AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2001
                            (Full title of the plan)

                            ------------------------

                            CARLTON E. LANGER, ESQ.
                                   SECRETARY
                           NATIONAL CITY CORPORATION
                             1900 EAST NINTH STREET
                             CLEVELAND, OHIO 44114
                    (Name and address of agent for service)

                                 (216) 222-3339
         (Telephone number, including area code, of agent for service)

                            ------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

AMENDED PROSPECTUS

                           NATIONAL PROCESSING, INC.
                    REGISTRATION AND PARTICIPATION INTERESTS
                   IN NATIONAL PROCESSING, INC. COMMON STOCK

       ------------------------------------------------------------------

                 THE NATIONAL CITY SAVINGS AND INVESTMENT PLAN
               AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2001
              THE NATIONAL CITY SAVINGS AND INVESTMENT PLAN NO. 2
               AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2001

This Prospectus relates to the Common Stock, no par value of National Processing, Inc. ("NPI Stock") offered by (NPI) under the National City Savings and Investment Plan ("SIP"), and the National City Savings and Investment Plan No. 2 ("SIP 2"). Throughout this Prospectus, SIP and SIP 2 will be referred to collectively as "the Plans".

     - Under these Plans, NPI Stock is being offered in units. 1 unit of NPI Stock in the NPI Stock Fund may not equal the current market price of 1 share of NPI Stock. NPI Stock is listed on the New York Stock Exchange under the symbol "NAP".

     - Additional information concerning the Plans may be obtained by calling HR InfoLine at 1-888-881-1121. Information related to NPI Stock may be obtained, upon written or oral request, from Betsy Figgie, Vice President and Manager Investor Relations of National City Corporation, Department 2101, P.O. Box 5756, Cleveland, Ohio 44101-0756, telephone number 1-800-622-4204.

     - PLEASE READ THIS PROSPECTUS CAREFULLY BEFORE MAKING ANY INVESTMENT DECISIONS WHICH MAY PERTAIN TO THE OFFERING OF NPI STOCK, OR ANY OF THE OFFERINGS DETAILED IN THIS PROSPECTUS. IN PARTICULAR, PLEASE TAKE NOTE OF THE RISK FACTORS BEGINNING ON PAGE 5.

                 The date of this Prospectus is April 10, 2003.

  THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE
               BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

                             AVAILABLE INFORMATION

     NPI has filed with the Securities and Exchange Commission a Form S-3 Registration Statements under the Securities and Exchange Act of 1933, as amended, with respect to the NPI Stock that may be sold under of the Plans. NPI is subject to the information reporting requirements of the Securities Exchange Act of 1934 as amended, and accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected or copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549; and the Commission's Midwest Regional Office, Citicorp Center 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning NPI may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and are also available to the public from commercial document retrieval services and at the website maintained by the Commission at "http://www.sec.gov".

                                  THE COMPANY

     NPI is a publicly held company incorporated under the laws of the State of Ohio and headquartered in Louisville, Kentucky. NPI is 85 percent owned by National City Corporation, a multi-billion dollar financial holding company incorporated under the laws of the State of Delaware and headquartered in Cleveland, Ohio. NPI, through its wholly owned subsidiary, National Processing Company, LLC., primarily provides point-of-sale, credit and debit card payment processing and travel and healthcare payment settlements.

                         ADOPTION AND PURPOSE OF PLANS

ADOPTION:        SIP was adopted by the Board of Directors of National City
                 Corporation on July 23, 1984 and became effective as of July 1, 1984. It has been amended from time to time, restated effective as of January 1, 2001 and, as so amended and restated and subsequently amended from time to time. By a December 30, 1991
                 Instrument of Assumption of, and Spin off from, the National
                 City Savings and Investment Plan and Trust, SIP 2 was created as a separate plan effective as of January 1, 1992. SIP 2 was subsequently amended and restated effective January 1, 2001 and subsequently amended from time to time.

PURPOSE: The Plans are intended to provide you with assistance in preparing financially for your retirement years. The Plans are intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended from time to time. The Plans provide several investment options for you to invest a portion of your pre-tax compensation.

                            DESCRIPTION OF THE PLANS

     The statements under this caption are summaries of the provisions of the Plans and are not complete. While the main features of the Plans are summarized below, such summaries are subject to the complete text of the Plans. The terms and provisions in all of the Plans are the same. As used in this Prospectus, references to "Employers" refers to NPI, National City Corporation, or any of their subsidiaries.

     If you are classified as a non-exempt employee of NPI under the Fair Labor Standards Act, you are covered under SIP 2. All other employees of NPI are covered by SIP. If you are participating in one Plan and are transferred or take a position which would be covered by another Plan, your Account will transfer as well. You do not need to make any new elections. You may not participate in more than one Plan at a time.

ELIGIBILITY AND PARTICIPATION

As an employee of the Employers, you are eligible to participate in one of the Plans on an unmatched basis on the first day of the month after you have:

- Completed 30 days of service, and

- Reached the age of 21,

Provided you are not a student intern, a special project employee, or a law enforcement officer hired to perform off-duty security services.

Note: Deferral-only participants are not eligible for Employer Matching Contributions. Eligibility for Employer Matching Contribution begins the first of the month following the anniversary of your initial employment date, provided you continue to meet the other eligibility requirements.

If you meet the eligibility requirements, you may participate in the Plans by making an enrollment election by means of:

- "PlanLine," a telephone voice response system, or

- "PlanWorks OnLine," an internet-based computer access system, or

- By contacting your employer.

         Enrollments completed by 4:00 p.m. eastern time on or before the third business day of the month are effective as of the fifteenth day of the month. Enrollment completed by 4:00 p.m. eastern time on or before the thirteenth business day of the month are effective as of the last pay of the month.

EMPLOYEE DEFERRALS

         By using PlanLine or PlanWorks Online, you may direct your Employer to make contributions as payroll deductions to the Trust Fund which reduces your eligible before-tax cash compensation (base pay and up to $75,000 of additional pay including, but not limited to, overtime, shift differential, cash commissions and bonuses paid in cash).

         You may defer up to 20% (on a before-tax basis) in 1% increments. After-tax contributions are not permitted.

         The legal limit on the amount of before-tax contributions that you may make to a qualified retirement plan in 2002 was $11,000 and will be $12,000 in 2003. This amount may be adjusted each year by the Internal Revenue Service to account for the cost of living or for other reasons.

         The maximum total amount of before-tax contributions and employer contributions (if eligible) that may be contributed to your Account in 2002 is lesser of $40,000 or 100% of your eligible compensation.

         Your contributions are invested at the time they are made in one of the sixteen investment funds, according to your election.

         Once each business day, that is, any day in which the New York Stock Exchange and National City Bank are open, you can make investment choices and changes by using PlanLine or PlanWorks OnLine.

         Please exercise caution when making an election to reduce your compensation because you may have to pay penalty taxes if you later decide to withdraw funds from the Plans prior to termination of employment under federal tax laws.

EMPLOYER MATCHING CONTRIBUTIONS

- Under the Plans, Employers make contributions to your Account in the Trust Fund in cash or National City Corporation Common Stock ("National City Common Stock") equal to the percentage of your contribution to the Trust Fund. Under the Plans, Employers make separate Employer Matching Contributions by matching the first 6% of the pay that you contributed to the Plans at a rate of $1.15 for every dollar you contribute. The Employer Matching Contributions will be deposited into your Account at the same time deferral contributions are deposited.

- Each Employer Matching Contribution will be credited to your Account.

- Any additional deferrals you make from 7% to 20% of your compensation are not eligible for Employer Matching Contributions.

- The Employer Matching Contributions made to your Account in the Plans are invested in National City Corporation Stock Fund, not in the NPI Stock Fund or any other investment fund. Once per business day, you can transfer all or any part of your investments in the National City Corporation Stock Fund (the "NCC Stock Fund") to any of the other available investment funds (other than the NPI Stock Fund) in the Plan. (See Investments and Operation of the Trust
  Fund).

- All amounts contributed to your Accounts under the Plans are 100% vested.

Note: U.S. tax law provides for nondiscrimination tests that are designed to ensure that employees at all compensation levels benefit equally from qualified retirement plans. If these tests are not met for any year, it is possible that contributions made that year by or for some highly-paid employees may have to be returned. If the test is not met during the year, contributions of the highly-paid employees may have to be reduced, suspended or refunded. You will be notified if your contributions are affected.

RISK FACTORS

     PLEASE READ CAREFULLY BEFORE MAKING ANY INVESTMENT DECISIONS.

     AN INVESTMENT IN NPI STOCK INVOLVES A DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN NPI STOCK. OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE HARMED BY ANY OF THE FOLLOWING RISKS. THE TRADING PRICE OF NPI STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. THESE UNCERTAINTIES INCREASE THE LIKELIHOOD THAT OUR RESULTS COULD FALL BELOW THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, WHICH WOULD CAUSE OUR STOCK PRICE TO FALL.

RISKS RELATING TO NPI STOCK

OUR STOCK PRICE MAY BE VOLATILE BECAUSE OF CHANGES IN SECURITIES ANALYSTS' ESTIMATES, COMPETITIVE DEVELOPMENTS, CHANGES IN OUR RELATIONSHIP WITH NATIONAL CITY AND OTHER FACTORS BEYOND OUR CONTROL, AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.

     The market price of our common stock may fluctuate significantly in response to a number of factors, including:

     - changes in securities analysts' estimates of our financial performance;

     - fluctuations in stock market prices and volumes, particularly in the merchant card processing industry;

     - discussion of our company or stock price in online investor communities;

     - changes in market valuations of similar companies;

     - announcements by us or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

     - variations in our quarterly operating results;

     - loss of a major customer or failure to complete significant commercial contracts;

     - loss of a relationship with National City Corporation;

     - additions or departures of key personnel; and

     - changes in banking regulations, credit card association rules, regulations or operations, or changes in other laws or regulations that may impact our business.

     - We have not declared or paid any dividends since we went public in August of 1996.

RISKS SPECIFIC TO NPI AS A COMPANY

     - Interest rate changes, principally in the United States, may impact our financial performance.

     - Changes in consumer spending habits may impact our financial performance.

     - Our primary revenue is generated by our merchant card processing services, therefore, growth rates in the use of credit card and debit card usage may impact our financial performance.

     - Changes in credit card association rules, regulations or operations may impact our business.

     - Consolidation in the banking, card processing or business outsourcing industries may also impact our financial performance.

     - Changes in general economic conditions in the United States and other relevant economies.

     - The Company's ability to execute its business plans.

     - Ability to execute the Company's acquisition strategy.

     - Changes in laws and regulations.

     - Changes in accounting policies and procedures.

     - Technological changes.

     Scale is one of the primary competitive factors that drives success in the merchant card processing industry. We are the second largest provider of merchant card processing services in the world, with approximately $4 billion in card volume annually. That means nearly one out of every five times someone in the United States uses his or her Visa(R) or MasterCard(R) to make a purchase, NPI will process that transaction.

     Under the rules of Visa(R) and MasterCard(R), when we, as a merchant card services processor, acquire card transactions, we have certain contingent liabilities for the transactions we process. This contingent liability arises in the event of a billing dispute between the merchant and a cardholder that is ultimately resolved in the cardholder's favor. In such a case, the transaction is "charged back" to the merchant and the disputed amount is credited or otherwise refunded to the cardholder. If we are unable to collect this amount from the merchant's account, and if the merchant refuses or is unable to reimburse us for the charge back due to liquidation or other reasons, we bear the loss for the amount of the refund paid to the cardholder. In most cases, this contingent liability is unlikely to arise because most products or services are delivered when purchased, and credits are issued on returned items. However, where the product or service is not provided until some later time following the purchase, our contingent liability may be more likely.

     Consolidation in banking, card processing or business outsourcing industries; consolidation of major customers or industries serviced; significant industry competition; renewal of major customer relationships; reliance on third party processing relationships; and organizational changes or loss of key management personnel all may have a material adverse affect on our business which would affect our scale.

     We face significant competition from other companies. Many of our competitors are well-established companies, and some of them have greater financial, technical and operating resources than we do. Competition in our business is based primarily upon pricing, quality of products and services, breadth of products and services, new product development and the ability to provide technological solutions.

     In particular, the markets for merchant card services are highly competitive. Due to the fact that a large percent of our revenue comes from merchant card services, competition to maintain contracts with merchant card services customers is intense. This competition may influence our prices and requires us to aggressively control costs in order to maintain acceptable profit margins.

BECAUSE OUR SOFTWARE PLATFORM MANAGES TRANSACTIONS IN THE RETAIL AND COMMERCIAL ENVIRONMENTS, ONLINE SECURITY BREACHES INVOLVING CONFIDENTIAL CUSTOMER DATA COULD EXPOSE US TO LIABILITY AND HARM OUR REPUTATION.

     A significant barrier to online commerce and communications is the need for the secure transmission of confidential information over public networks. Although we rely on the latest software and technology to ensure security for our customers, our products such as VirtualPAY(R), PortNPC.com and HealthePay(SM) are involved with the transmission of confidential retail customer information such as credit card data, customers historical payment data, and healthcare claim payment information. If any such compromise of our security were to occur, it could have a material adverse effect on our reputation, business, prospects, financial condition and results of operations.

     We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. To the extent that our activities or the activities of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. There is no guarantee that our security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business, prospects, financial condition and results of operations.

     The adoption of new laws or the adoption or changes of existing laws applicable to the Internet may decrease the growth in the use of the Internet, which could in turn decrease the demand for our online processing and reporting tools, increase our cost of doing business or otherwise harm our business. Few laws or regulations currently directly apply to commerce on the Internet. In particular, changes involving credit card associations and the use of Federal, state, local and foreign governments are considering a number of legislative and regulatory proposals relating to Internet commerce. As a result, a number of laws or regulations may be adopted regarding Internet user privacy, pricing, quality of products and services and intellectual property ownership. How existing laws will be applied to the Internet in areas such as property ownership, copyright, trademark, and trade secrets is uncertain.

WE DEPEND ON THE CONTINUED SERVICE OF OUR EXECUTIVE OFFICERS. THESE EXECUTIVES HAVE ENTERED INTO AGREEMENTS WITH NPI THAT CONTAIN NONCOMPETITION COVENANTS THAT REMAIN IN EFFECT FOR APPROXIMATELY TWO YEARS AFTER THEIR TERMINATION OF EMPLOYMENT. HOWEVER, THE LOSS OF KEY PERSONNEL OR ANY INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD AFFECT OUR ABILITY TO SUCCESSFULLY GROW OUR BUSINESS.

     Our success also depends in part on our ability to attract, manage and retain qualified management and other personnel. Competition for qualified management personnel is intense. There can be no assurance that we will be successful in attracting and retaining the management personnel required to manage the growth of our business successfully. We realize substantial turnover on a regular basis among a large portion of our workforce, primarily among those workers in entry-level positions who perform tasks integral to our operations. There can be no assurance that we will continue to be able to attract a sufficient number of workers for our entry-level positions in the future. Our results of operations could be adversely affected if we were unable to attract, manage and retain management and clerical personnel, or if revenue were to fail to increase at a rate sufficient to absorb any resulting increase in associated expenses.

     NPI is recognized regionally, nationally and internationally as a leader in the merchant card processing services industry. Our reputation in the industry is necessary for our development in the expanding marketplace.

OUR RELATIONSHIP WITH OTHER COMPANIES ENABLES US TO NOT ONLY EXPAND IN THE MERCHANT CARD INDUSTRY, BUT DEVELOP PARTNERSHIPS WHICH CONTRIBUTE TO THE IMPROVEMENT OF OUR EXISTING BUSINESS. IF WE ARE UNABLE TO MAINTAIN THESE RELATIONSHIPS, OUR EXPANSION AND IMPROVEMENTS COULD BE AT RISK WHICH COULD, IN TURN, AFFECT YOUR INVESTMENT.

     While we continue to add new and expand existing relationships with many large national chains, we are also aggressively increasing our market share in the regional market. This dual strategy is allowing us to take solutions utilized by larger more sophisticated merchants and deploy them to the regional merchants. Regional merchants also benefit from the outstanding service culture we have developed through our national customer base. If we are unable to maintain relationships with significant partners, we will have to expend resources on locating and securing relationships with companies actively pursued by our competitors.

     One crucial key to our business is our relationships with over 400 community banks. We provide state-of-the-art processing solutions to their customers. Banks and other depository institutions with whom we do business are also subject to extensive regulation at the federal and state levels under laws and regulations applicable to regulated financial institutions. They are also subject to extensive examination and oversight by federal and state regulatory agencies. Changes in the laws, rules and regulations affecting our client banks and financial institutions and the examination of their activities by applicable regulatory agencies could adversely affect our results of operations.

MERCHANT AND EMPLOYEE FRAUD RELATED TO CREDIT CARD TRANSACTIONS

     We are susceptible to fraudulent credit card transactions initiated by our merchant customers. Examples of merchant fraud include inputting false sales transactions and altering transaction amounts. We conduct a background review of our customers and monitor merchant transactions against standards we have developed to help prevent merchant fraud. We also have the ability to hold a merchant's daily settlement if we suspect fraudulent activity. Notwithstanding these measures, however, there can be no assurance that we will not experience significant amounts of merchant fraud in the future, which may have a material adverse effect on our financial condition and results of operations.

LITIGATION AND LEGAL MATTERS INVOLVING THE MERCHANT CARD SERVICES BUSINESS, TRAVEL SETTLEMENT AND OTHER TRANSACTIONS RELATED TO THE OPERATIONS OF NPI MAY HAVE AN EFFECT ON YOUR INVESTMENT.

     From time to time, we are involved in various legal matters and other litigation arising in the ordinary course of business, none of which management believes, either individually or in the aggregate, currently is material. However, there is always a risk that litigation matters may adversely affect our business.

     We currently process card transactions for several of the largest airlines in the United States. Airline customers represented approximately 8% of our consolidated revenue (5% from merchant card services and 3% from payment services) for the year ended December 31, 2002. In the event of liquidation of one or more of our airline customers, we could become financially responsible for refunding tickets purchased through Visa(R) or MasterCard(R) under the chargeback rules of those associations. In May 2002, we announced our decision to discontinue processing debit and credit card transactions for the airline industry. We will honor its existing contractual obligations to the airlines we currently serve but we do not intend to renew such contracts when their current terms expire. The contracts currently in effect have various expiration dates extending through November 2005.

DIFFICULTIES IN COMBINING THE OPERATIONS OF FUTURE ACQUIRED ENTITIES WITH OUR OWN OPERATIONS MAY PREVENT US FROM ACHIEVING THE EXPECTED BENEFITS FROM SUCH ACQUISITIONS.

     We may not be able to achieve fully the strategic objectives and operating efficiencies in all of our acquisitions. Inherent uncertainties exist in integrating the operations of an acquired company with our own. In addition, the markets and industries in which we operate are highly competitive. We also may lose key personnel, either from the acquired entities or from ourself, as a result of acquisitions. These factors could contribute to our not achieving the expected benefits from such acquisitions within the desired time frames, if at all.

RISKS RELATING TO THE NPI STOCK FUND

     - Only future Deferrals and any loan repayments may be allocated to the NPI Stock Fund. You may not transfer existing balances in other funds to the NPI Stock Fund.

     - Because NPI Stock has a relatively small average number of shares traded per day, liquidity of the fund is a concern. Also, this limited daily trading volume may cause the NPI Stock price to be more volatile than some stocks with large average daily trading volumes. Please keep this in mind when choosing to invest in the NPI Stock Fund.

     - Approximately 20% of the total assets in the NPI Stock Fund will be in cash or money market investments. This may cause the NPI Stock Fund to have a different investment performance from NPI's Stock performance.

     - The NPI Stock Fund is valued in units, not shares, therefore the current market price of NPI Stock may not provide you with an accurate investment performance on any given day.

RISKS RELATING TO YOUR DEFERRALS INTO THE PLANS, INCLUDING LIMITS ON CONTRIBUTIONS AND TAXES FOR EARLY WITHDRAWALS

     - Consult a tax advisor on the tax matters relating to the Plans. There may be additional taxes for early withdrawals. There may be mandatory withdrawal of funds after you have reached age 70 1/2.

     - If you elect to receive your dividends in cash from the NCC Stock Fund, the dividends will be taxed as ordinary income under Section 404(k) of the Internal Revenue Code. These dividends, however, will not be subject to any early withdrawal penalties.

     - Deferrals may only be invested in the investment options provided under each of the Plans from time to time. The investment performance of these options may not be the same as other investments or market indices.

INVESTMENTS AND OPERATIONS OF THE TRUST FUND

     The percentage which you have elected to contribute to your Account together with any Employer Matching Contributions in the Plans, any previous contributions and any earnings on such contributions will be held in a Trust Fund in accordance with the terms of the Plans by National City Bank, P.O. Box 5756, Cleveland, Ohio 44101 (216) 222-2000, as Trustee. National City Bank is a national banking association and a wholly-owned subsidiary of National City Corporation.

     The Trust Fund maintained under each of the Plans is divided into sixteen Investment Funds: (i) the Armada Equity Growth Fund, (ii) the Armada Bond Fund,
(iii) the Armada Money Market Fund, (iv) the NCC Stock Fund, (v) the National City Capital Preservation Fund, (vi) the Armada Small Cap Value Fund, (vii) the Armada Large Cap Value Fund, (viii) the Armada Equity Index Fund, (ix) the Armada Balanced Allocation Fund, (x) the Templeton Institutional Funds, Inc. Foreign Equity Series, (xi) the Janus Twenty Fund, (xii) the Franklin Small-Mid Cap Growth Fund, (xiii) the MFS Capital Opportunities Fund I, (xiv) the Armada International Equity Fund, (xv) the Armada Large Cap Ultra Fund, and (xvi) the NPI Stock Fund. National City Corporation may from time to time add or delete Investment Funds.

     The Plans allow for the appointment of an independent agent to make purchases and sales of National City Common Stock for the NCC Stock Fund and NPI Stock for the NPI Stock Fund. The independent agent currently appointed is KeyBank, a national banking association located in Cleveland, Ohio.

     YOU SHOULD READ EACH INVESTMENT FUND'S PROSPECTUS FOR MORE INFORMATION BEFORE DECIDING TO INVEST IN ANY PARTICULAR FUND.

ARMADA EQUITY GROWTH FUND

     Except as otherwise described below, the investment objective of the Armada Equity Growth Fund is to provide capital appreciation by investing in a diversified portfolio of publicly traded larger cap equity securities. The fund will normally invest at least 80% of its total assets in a diversified portfolio of common stocks and securities convertible into common stocks of companies with large stock market capitalization. The fund may invest up to 20% of its total assets at the time of purchase in foreign equity securities.

The fund's adviser considers factors such as historical and projected earnings growth, earnings quality and liquidity when buying and selling securities for the fund.

ARMADA BOND FUND

     Except as otherwise described below, the investment objective of the Armada Bond Fund is to provide current income as well as preservation of capital by investing primarily in a portfolio of high- and medium-grade fixed income securities. The investment objective may be changed without a shareholder vote. The Armada Bond Fund normally invests at least 80% of the value of its total assets in high- and medium-grade fixed income securities of all types, including obligations of corporate and U.S. Government issuers and mortgage-backed and asset-backed securities. Corporate obligations may include bonds, notes and debentures. U.S. Government securities may include U.S. Treasury obligations and obligations of certain U.S. Government agencies or instrumentalities such as Government National Mortgage Association ("Ginnie Maes") and Federal National Mortgage Association ("Fannie Maes") instruments. High and medium-grade fixed income securities are those rated in one of the four highest rating categories by a major rating agency, or determined by the adviser to be of equivalent quality.

ARMADA MONEY MARKET FUND

     Except as otherwise described below, the investment objective of the Armada Money Market Fund is to provide a high level of current income as well as the liquidity and stability of principal. The Armada Money Market Fund invests in a variety of high quality money market securities, including certificates of deposit and other obligations issued by domestic and foreign banks, as well as commercial paper. The adviser also invests in securities issued or guaranteed by the U.S. Government or its agencies (government obligations) and repurchase agreements collateralized by government obligations and issued by financial institutions such as banks, and broker-dealers. High quality money market instruments are securities that present minimal credit risks as determined by the adviser and generally include securities that are rated at the time of purchase by a major rating agency in the highest two rating categories for such securities, and certain securities that are not rated but are of comparable quality as determined by the adviser.

NCC STOCK FUND

     Except as otherwise described below, the investment objective of the NCC Stock Fund is to invest in the common stock of National City Corporation to the extent consistent with the fund's liquidity needs. The majority of all of the assets of the fund will normally be invested in shares of National City Common Stock. However, the fund may also hold cash for fund liquidity purposes. Pending the purchase of shares of National City Common Stock, the fund may also invest in money market instruments. Absent unusual circumstances, the percentage of fund assets held in cash or money market instruments will not exceed 5%. The NCC Stock Fund is valued in units, not shares, therefore the current market price of National City Common Stock may not provide you with accurate investment performance on any given day.

NATIONAL CITY CAPITAL PRESERVATION FUND

     Except as described below, up to 75% of the assets placed in the National City Capital Preservation Fund may be invested in guaranteed investment contracts ("GIC's") issued by major insurance companies or banks or in synthetic GIC contracts; the remaining portion of the National City Capital Preservation Fund may be invested in short-term investments or investments payable on demand, but will not be invested in any security or contract of the Employers or their affiliates. From time to time, fund activities could cause the investment in guaranteed investment contracts to temporarily exceed 75%. Transfers from the National City Capital Preservation Fund may not go directly to the Armada Bond Fund or the Armada Money Market Fund. Investments in guaranteed investment contracts will be made by private purchase by the Trustee, with no broker's fee or commission.

ARMADA SMALL CAP VALUE FUND

     Except as otherwise described below, the investment objective of the Armada Small Cap Value Fund is to provide capital appreciation by investing in a diversified portfolio of publicly traded small cap equity securities. The fund will normally invest at least 80% of its total assets in the common stocks of small capitalization companies. The fund may invest up to 20% of its total assets at the time of purchase in foreign equity securities. The adviser generally seeks to invest in equity securities based upon price/earnings, price/book and price/cash flow ratios which are lower than the market averages.

ARMADA LARGE CAP VALUE FUND

     Except as otherwise described below, the investment objective of the Armada Large Cap Value Fund is to provide capital appreciation by investing in a diversified portfolio of publicly traded larger capitalization (large cap) equity securities. The fund will normally invest at least 80% of the value of its net assets in common stocks and securities convertible into common stocks of value-oriented companies. The adviser will generally dispose of securities when they fail to satisfy investment criteria. The fund is managed with a value approach, exhibiting aggregate valuation characteristics such as price/earnings, price/book and price/cash flow ratios which are at a discount to the market averages. Additional factors, such as private market value, balance sheet strength, and long-term earnings potential are also considered in stock selection.

ARMADA EQUITY INDEX FUND

     Except as otherwise described below, the Armada Equity Index Fund's investment objective is to provide investment results that, before fund expenses, approximate the aggregate price and dividend performance of the securities included in the S&P 500 Composite Index by investing in securities comprising the S&P 500 Composite Index. The fund buys and holds all stocks included in the S&P 500 Composite Index in exactly the same proportion as those stocks are held in the S&P Composite Index. The adviser makes no attempt to "manage" the fund in the traditional sense (i.e., by using economic, financial or market analysis).

ARMADA BALANCED ALLOCATION FUND

     Except as otherwise provided below, the investment objective of the Armada Balanced Allocation Fund is to provide long-term capital appreciation and current income. The fund intends to invest 50% to 70% of its net assets in common stocks and convertible securities, 25% to 55% of its net assets in investment grade fixed income securities such as corporate bonds and U.S. Government securities and up to 30% of its net assets in cash and cash equivalent securities. The fund may invest up to 20% of its total assets at the time of purchase in foreign securities (which includes common stock, preferred stock and convertible bonds of companies headquartered outside the United States).

     The fund also invests in the common stock of small capitalization companies. The adviser buys and sells equity securities based on their potential for long-term capital appreciation.

     The fund invests the fixed income portion of its portfolio of investments in a broad range of investment grade debt securities (which are those rated at the time of investment in one of the four highest rating categories by a major rating agency) for current income. If a fixed income security is downgraded, the adviser will re-evaluate the holding to determine whether it is in the best interests of investors to sell. The adviser buys and sells fixed income securities and cash equivalents based on a number of factors, including yield to maturity, maturity, quality and the outlook for particular issuers and market sectors. The fund invests in cash equivalent, short-term obligations for stability and liquidity.

TEMPLETON INSTITUTIONAL FUNDS, INC. FOREIGN EQUITY SERIES

     Except as otherwise described below, at least 65% of the Templeton Institutional Funds, Inc. Foreign Equity Series will be invested in equity securities (common stock, preferred stock, securities convertible into common or preferred stock, and warrants or rights to subscribe to or purchase such securities) issued by companies located outside the United States. Up to 35% of the Templeton Institutional Funds, Inc. Foreign Equity Series may be invested in debt securities of companies or governments outside the United States when in the opinion of the investment manager such investment outweighs the capital growth potential through investment in stocks.

JANUS TWENTY FUND

     Except as otherwise described below, the investment objective of the Janus Twenty Fund is to seek long-term growth of capital. It pursues its objective by investing primarily in common stocks selected for their growth potential. The fund normally concentrates its investments in a core group of 20-30 common stocks.

     The fund may invest substantially all of its assets in common stocks if its portfolio manager believes that common stocks will appreciate in value. The portfolio manager generally seeks to identify individual companies with earnings growth potential that may not be recognized by the market at large. He looks at companies one at a time, regardless of size, country of organization, place of principal business activity, or other similar selection criteria. Realization of income is not a significant consideration when choosing investments for the fund. Income realized on the fund's investments will be incidental to its objective.

     Foreign securities are generally selected on a stock-by-stock basis without regard to any defined allocation among countries or geographic regions. However, certain factors are considered in selecting foreign securities such as expected levels of inflation, government policies influencing business conditions, the outlook for currency relationships, and prospects for economic growth among countries, regions or geographic areas. There are no limitations on the countries in which the fund may invest and the fund may at times have significant foreign exposure.

FRANKLIN SMALL-MID CAP GROWTH FUND

     Except as otherwise described below, the investment objective of the Franklin Small-Mid Cap Growth Fund is long-term capital growth. The fund invests primarily in common stocks of small- and mid-cap U.S. companies.

     Under normal market conditions, the fund will invest at least 80% of its total assets in the equity securities of U.S. small capitalization (small-cap) companies and in the equity securities of the U.S. mid capitalization (mid-cap) companies. For this fund, mid-cap companies are those companies with market cap values not exceeding $8.5 billion, and small-cap companies are those companies with market cap values not exceeding: (i) $1.5 billion; or (ii) the highest market cap value in the Russell 2000 Index; whichever is greater, at the time of purchase. That index consists of a capitalization of a flat dollar amount that represents the upper end of the mid-cap range. Market capitalization is defined as share price multiplied by the number of common stock shares outstanding. The fund generally expects that its portfolio median market cap will significantly exceed the Index's median market cap. The manager may continue to hold an investment for further capital growth opportunities even if the company is no longer a small-cap.

     In addition to its main investments, the fund may invest in equity securities of larger companies. When suitable opportunities are available, the fund may also invest in initial public offerings of securities, and may invest a very small portion of its assets in private or illiquid securities, such as late stage venture capital financings. An equity security represents a proportionate share of the ownership of a company; its value is based on the success of the company's business, any income paid to stockholders, the value of its assets, and general market conditions. Common and preferred stocks, and securities convertible into common stock, are examples of equity securities.

     The manager is a research driven, fundamental investor, pursuing a growth strategy. As a "bottom-up" investor focusing primarily on individual securities, the manager chooses companies that it believes are positioned for rapid growth in revenues, earnings, or assets. The manager relies on a team of analysts to provide in-depth industry expertise and uses both qualitative and quantitative analysis to evaluate companies for distinct and sustainable competitive advantages. Advantages, such as a particular marketing or product niche, proven technology, and industry leadership are all factors the manager believes point to strong long-term growth potential. The manager diversifies the fund's assets across many industries, but from time to time may invest substantially in certain sectors such as healthcare, cyclicals and financials and sales of defensive investments in sectors such as energy.

     When the manager believes market or economic conditions are unfavorable for investors, is unable to locate suitable investment opportunities, or seeks to maintain liquidity, it may invest all or substantially all of the fund's assets in short-term investments, including cash or cash equivalents. Under these circumstances, the fund may temporarily be unable to pursue its investment goal.

MFS CAPITAL OPPORTUNITIES FUND I

     Except as otherwise described below, the investment objective of the MFS Capital Opportunities Fund I is capital appreciation. The fund's objective may be changed without shareholder approval.

     The fund invests, under normal market conditions, at least 65% of its total assets in common stocks and related securities, such as preferred stock, convertible securities and depositary receipts. The fund focuses on companies which its investment adviser, Massachusetts Financial Services Company (referred to as MFS or the adviser), believes have favorable growth prospects and attractive valuations based on current and expected earnings or cash flow. The fund's investments may include securities traded in the over-the-counter markets.

     MFS selects securities based upon fundamental analysis performed by the fund's portfolio manager and MFS' large group of equity research analysts.

     The fund may invest in foreign securities (including emerging market securities), and may have exposure to foreign currencies through its investment in these securities, its direct holdings of foreign currencies or through its use of foreign currency exchange contracts for the purchase or sale of a fixed quantity of a foreign currency at a future date.

     The fund has engaged and may engage in active and frequent trading to achieve its principal investment strategies.

ARMADA INTERNATIONAL EQUITY FUND

     Except as otherwise described below, the investment objective of the Armada International Equity Fund is to provide capital appreciation by investing in a portfolio of equity securities of foreign issuers. Equity securities of foreign issuers include common stock, preferred stock and convertible bonds, of companies headquartered outside the United States. The fund will normally invest at least 80% of its total assets in the equity securities of foreign issuers. The fund focuses on issuers included in the Morgan Stanley Capital International Europe, Australasia, Far East (World EAFE) Index. The World EAFE Index is an unmanaged index which represents the performance of more than 1,000 equity securities of companies located in those regions. The adviser makes investment judgments based on the relative valuation, growth prospects, fiscal, monetary and regulatory government policies. The percentage of the fund invested in each country is determined by its relative attractiveness and weight in the World EAFE Index. More than 25% of the fund's assets may be invested in the equity securities of issuers located in the same country. Within foreign markets, the adviser buys and sells securities based on its analysis of competitive position and valuation. The adviser sells securities whose competitive position is deteriorating or whose valuation is unattractive relative to industry peers. Likewise, companies that perform well in comparison to their peers are considered for purchase.

ARMADA LARGE CAP ULTRA FUND

     Except as otherwise described below, the investment objective of the Armada Large Cap Ultra Fund is to provide growth by investing in a diversified portfolio of publicly traded larger cap equity securities. The fund will normally invest at least 80% of its total assets in a diversified portfolio of common stocks and securities convertible into the common stocks of companies with large market capitalizations.

     The adviser typically invests in companies that have exhibited consistent, above-average growth in revenues and earnings, strong management, and sound and improving financial fundamentals. The adviser will consider selling a security when there is a decline in long-term growth.

     The fund considers a large capitalization or "large cap" company to be one that has a comparable market capitalization as the companies in the S&P 500/Barra Growth Index. The S&P 500/Barra Growth Index is an unmanaged index comprised of common stocks which are capitalization-weighted and have higher price-to-book ratio.

NPI STOCK FUND

     Except as otherwise described below, the investment objective of the NPI Stock Fund is to invest in the common stock of NPI to the extent consistent with the fund's liquidity needs. The majority of all the assets of the fund will normally be invested in shares of NPI Stock. Depending on the frequency and volume with which NPI Stock is publicly traded, the assets in the fund may increase or decrease. Following the fund's initial purchase of NPI Stock, absent unusual circumstances, the percentage of fund assets held in cash or money market instruments should not exceed 25%.

     Since the NPI Stock Fund is a pooled investment consisting of both NPI Stock and cash, you will invest in units rather than in shares of NPI Stock. For this reason, the unit price of the NPI Stock Fund will differ from the current market price of NPI Stock.

     Because shares of NPI Stock may not trade in large volumes on any particular day, certain transaction restrictions regarding transfers into the NPI Stock Fund have been designed to stabilize the NPI Stock Fund. YOU SHOULD CAREFULLY CONSIDER THESE RESTRICTIONS AS PART OF YOUR INVESTMENT DECISION. A Participant may only invest in the NPI Stock Fund by allocating a percentage of their contributions (and loan repayments, if any) into the NPI Stock Fund. Transfers of existing balances into the NPI Stock Fund are not permitted.

ADDITIONAL INFORMATION ABOUT THE INVESTMENT FUNDS

     Cash requirements and restrictions on transfers will be periodically evaluated. You will be notified of any changes made to these requirements and restrictions.

     With respect to each of the Investment Funds, the Trustee retains necessary administrative rights typically kept by trustees to make in-kind distributions or to terminate the fund (with potential in-kind distributions).

     See Investment of Funds for historical financial data relating to each of the Investment Funds.

OPERATIONS OF THE TRUST FUND

     - The Trustee maintains your Accounts reflecting your contribution elections and the Employer Matching Contributions and any other amount held under the Plan.

     - Your Accounts are subdivided to show the portion of each account invested in each Investment Fund. You will receive a statement at least once a year that shows the current value of your Account based on contributions and investment earnings or losses, if they apply.

     - Investment results are also available daily on PlanLine and PlanWorks OnLine.

     - You may invest all of your contributions in any of the sixteen Investment Funds or divide your contributions among the funds in 1% increments. You must make your investment selections when you enroll in the Plan. If you fail to make a selection, your contributions will be invested in the ARMADA MONEY MARKET FUND.

     - Your investment selections will remain in effect for all future contributions until you change your investment selection. These changes will be effective upon your next pay deferral.

     - You may change your existing balances once per calendar day. Any changes made, if completed by 4:00 p.m. eastern time, will be effected at market prices at the close of business on that business day, while changes made after 4:00 p.m. eastern time, will be effected at market prices at the close of business the next business day. Your investments will only be made on business days.

     - Transfers of existing balances into the NPI Stock Fund are NOT permitted.

     - Transfers of existing balances from the National City Capital Preservation Fund directly into the Armada Bond Fund or the Armada Money Market Fund are NOT permitted.

     - Your investment selection will not be affected by a change in the amount you contribute to the Plan.

ACCOUNT VALUATION AND OPERATION

     As of the close of business on each business day, the Trustee will determine the fair market value of all assets in each Investment Fund. The Trustee will then determine the net gain or loss of each Investment Fund from the business day before and allocate such gain or loss in proportion to the amount you have invested in each fund in your Account. The Trustee's decisions as to the market value of all assets and the gain or loss on each fund is conclusive and binds you if you have an interest in such fund.

     The Trustee has broad discretionary powers under the Plans to invest and reinvest the principal and income of the Investment Funds in the Trust Fund. The Trustee has the discretion to do all such things as it may deem necessary or advisable to carry out the purposes of the Plans, which may include, (i) the power to borrow money and pledge the assets of the Trust Fund as security thereof, (ii) to commingle the assets of the Trust Fund with assets of other trusts through the medium of the Trust Fund, and (iii) to vote upon any stocks or other securities, except National City Common Stock, as otherwise described below.

     The Trustee in its discretion instructs the independent agent to purchase securities for the Trust Fund. The independent agent will purchase securities for the Trust Fund, including National City Common Stock and NPI Stock in the open market or through private purchase at the current market price. The independent agent will select brokers to make these transactions.

     The Trustee and the independent agent may both be removed at any time with or without cause. The Trustee and the independent agent may also resign. In the case of resignation or removal, National City Corporation is given the power to appoint a successor Trustee or independent agent.

     Expenses of the Trustee necessary for the administration of the existing Investment Funds, including any taxes assessed to each fund, will generally be charged to such fund. However, any extraordinary expenses incurred with respect to your interest in the Trust Fund will be charged to your Account, at the discretion of the Trustee and subject to the Administrative Committee's approval. Subject to any changes in the future, all other expenses of the Trustee and any other compensation of the Trustee will be paid by the Employers or the fund.

     National City Investment Management Company, a Michigan corporation and a wholly-owned indirect subsidiary of National City Corporation, serves as the investment advisor for the Armada Funds. An investment advisory fee is paid by the Armada Funds. Investment advisory fees are computed daily and paid monthly based on the average net assets of each fund. (Please see the prospectus of each fund for specific fee information).

VOTING RIGHTS

     You will have the right to vote or direct the Trustee to vote the shares of National City Common Stock deemed allocated to your Account in the NCC Stock Fund. The Trustee will give you proxy information and other materials which are also given to other National City Corporation stockholders. You will have an opportunity to vote or direct the Trustee to vote the shares of National City Corporation allocable to your Account. If the Trustee does not receive timely directions from you to vote the shares of National City Common Stock allocated to your Account in the Plans, the Trustee will vote those shares in proportion as directed by other participants in each Plan acting in their capacity as fiduciaries thereunder.

     The Trustee will vote all the shares held in the NPI Stock Fund. With the exception of the NCC Stock Fund, you will not be able to vote or direct the Trustee to vote the interest you may have in any of the other Investment Funds including the NPI Stock Fund.

   TENDER OFFERS:

     In the event of a tender offer for National City Common Stock, you may direct the Trustee, on a form provided by the Trustee, to tender or sell all or a portion of the shares of National City Common Stock that are allocable to your Account. The cash proceeds of the tender or sale will be invested as of the next business day in the Investment Funds at your direction. If you do not make such a direction, the cash proceeds will go into the Armada Money Market Fund, and any other proceeds will be held in the NCC Stock Fund pending your direction. The Trustee will tender or sell only those shares of National City Common Stock directed by you.

     During a tender offer, (i) no investment shall be made in National City Common Stock, but at the direction of the Trustee, assets of the NCC Stock Fund other than stock will remain uninvested or will be invested in obligations or instruments which are appropriate investments for the Armada Money Market Fund; (ii) contributions to the Trust Fund will only be made in cash; and (iii) no portion of the interest in the Trust Fund allocated to your Account will be distributed to, or transferred to another Investment Fund pursuant to your investment selection.

     Except as provided above with respect to National City Common Stock, the Trustee shall vote all securities held in the Trust Fund.

   THE EMPLOYEE STOCK OWNERSHIP PLAN (ESOP):

     As described above, you may direct the Trustee to vote shares of National City Common Stock allocated to your Account. Unallocated shares of the National City Common Stock held in the ESOP are, in turn, voted by the ESOP Trustee (the U.S. Trust Company) in direct proportion to the way you voted for the National City Common Stock allocated to your Account. Currently, there are no unallocated shares of National City Common Stock held by the ESOP.

DISTRIBUTIONS AND WITHDRAWALS

   NCC STOCK FUND DIVIDEND ELECTION:

         If you are a participant in the NCC Stock Fund, you may have your National City Common Stock dividends reinvested in the NCC Stock Fund, or, you may elect to receive your dividends in cash. These dividends will be based on the number of shares allocated to the units in the NCC Stock Fund. Because the NCC Stock Fund is valued in units not shares, the amount of units you hold in the fund will not exactly equal 1 unit to 1 share of National City Common Stock.

         If you choose to receive your dividends in cash, you will not be subject to the 10% early withdrawal penalty. By electing to receive your dividends in cash, you may, however, deplete the ability to meet future retirement needs.

         If you elect to receive your dividends in cash, you will receive a dividend check separate from your regular paycheck. You must pay taxes (but not social security or early withdrawal penalty taxes) on the dividends you receive, even though no taxes will be withheld on your dividend check. (See Federal Tax Consequences).

   QUALIFICATION:

         You will be eligible to receive distributions under the Plans in the event of (i) any voluntary or involuntary termination of employment, (ii) retirement or disability as defined in the Plans, (iii) application after attaining age 59 1/2 without termination of employment. Transfers or other changes in employment among National City Corporation's affiliates are not deemed a termination of employment or retirement for the purposes of the Plans. You may, under certain circumstances borrow from the Trust Fund and may be eligible to make a hardship withdrawal with respect to your contributions under the Plans.

   (i) If you have attained age 59 1/2, you may take up to two (2) distributions during any calendar year while still employed. You will be suspended from contributing to the Plans for the remainder of such calendar year following the second distribution.

   (ii) If your employment is terminated by reason of death, retirement or permanent disability, you or your beneficiary may elect to receive the entire interest under the Plans in a lump sum payment and/or in annual, quarterly or monthly installments over a term not exceeding your life expectancy or the life expectancy of your beneficiary.

       (a) Permanent disability means any physical or mental impairment of a presumably permanent and continuous nature which the Administrative Committee determines renders you incapable of performing the duties which you were employed to perform.

       (b) Beneficiary means your surviving spouse (if applicable), or with written consent of your spouse (if you are married), the person you have designated as such in a written instrument filed with the Administrative Committee or, in the absence of such designation, your surviving spouse, your surviving children (natural or adopted), your surviving parents, or your estate, in that order.

         The method of distribution in the event of death, retirement or permanent disability will be at your election. If your employment with NPI, National City Corporation or any of their affiliates is terminated for any other reason, your interest under the Plans will be distributed to you in a lump-sum payment.

   DISTRIBUTIONS:

         Generally, under both the 401(k) and the ESOP provisions of the Plans, you or your beneficiary will determine when distributions will begin and when they will be made, but in no event earlier than 30 days after the earlier of
   (i) your termination of employment, (ii) your disability; (iii) your death;
   (iv) your reaching age 59 1/2; and no later than (v) April 1 of the year after you have reached age 70 1/2. If you are 70 1/2 and you are an active employee, you may delay your distribution until you retire from NPI, National City or any of their affiliates.

         Distributions shall be made as soon as practicable after any termination of employment if the distributable amount is $5,000 or less. Amounts not distributed after termination of employment shall be invested in any fund as you or your legal representative may direct, so long as such amounts remain in the Trust Fund.

         In the event that you are rehired by NPI or National City Corporation or any of their affiliates, any distribution being made or about to be made because of your prior termination of employment will be suspended.

         If you die before your benefit payments begin under the Plans, your interest under the Plans must be paid over a period of five years or less, unless it is to be paid over the life of your beneficiary (or over a period not extending beyond your beneficiary's life expectancy). The distribution begins no later than the December 31st of the year following the year of your death to a beneficiary who is not your surviving spouse and no later than the day you would have attained age 70 1/2 to your surviving spouse. However, if a distribution to you has commenced prior to your death, such distribution may continue to any beneficiary over the period originally selected by you.

   HARDSHIP WITHDRAWALS

         If you suffer a severe hardship, the Administrative Committee, upon your written application, may allow you to immediately withdraw part of your interest under the Plans as the Administrative Committee deems necessary to alleviate the hardship. Generally, the circumstances which may qualify you to make a hardship withdrawal are:

       - Medical expenses incurred by (or required to be paid in advance to obtain medical treatment) you, your spouse, or your dependent(s),

       - Tuition expenses and/or related education fees for the next twelve months of post secondary education for you, your spouse or your dependent(s),

       - Your purchase of a principal residence,

       - Payment to prevent your eviction from or foreclosure of your principal residence,

       - Payment of a debt to avoid insolvency, or

       - Other expenses, if any, that are defined as being immediate and heavy financial need, in accordance with the regulations prescribed by the Secretary of the Treasury.

         There is no minimum amount to hardship withdrawals. However, before a hardship withdrawal can be made, you must withdraw any non-taxable amounts available from any qualified plan. Hardship withdrawals are limited to the amount needed to cure the hardship (including taxes and penalties that result from the withdrawal - See Federal Tax Consequences).

         Hardship withdrawals will be applied against your Account, which may be withdrawn in full except for income earned after January 1, 1989. Such a withdrawal will be debited against any of the Investment Funds, in any proportion as you direct. IF YOU HAVE MADE A HARDSHIP WITHDRAWAL, YOUR CONTRIBUTIONS MADE THROUGH PAYROLL DEDUCTIONS WILL BE SUSPENDED FOR SIX MONTHS.

   LOANS:

         You may borrow a portion of your interest in the Trust Fund from your Account, provided that you have directed liquidation of a sufficient portion of your interest in one or more of the Investment Funds sufficient to provide the loan funds. Each loan will be secured by, and constitute a first lien against 50% of your interest in the Trust Fund and will be evidenced by a promissory note specifying a reasonable rate of interest and a repayment period of five (5) years or less.

         Loans less than $2,000 have a repayment period of three years or less, but in no event later than your death or termination of employment with NPI, National City Corporation or any of their affiliates.

         Each loan to you will be treated as an asset of the Trust Fund held solely for your benefit, and payments of principal and interest on such loan will be invested as of the next business day in one or more of the Investment Funds in accordance with your investment selection. Loan principal and interest is repaid to your Account through payroll deductions. The interest rate charged on your loans is set at the time the loan is requested.

         Loans may be paid off in full at any time without prepayment penalties. You may request a loan once in each 12-month period and may have up to two outstanding loans at a time.

         UNDER THE PLANS, IF YOU MAKE A HARDSHIP WITHDRAWAL YOU MAY NOT MAKE CONTRIBUTIONS TO THE PLANS OR APPLY FOR A LOAN FOR AT LEAST SIX MONTHS.

   FORM OF DISTRIBUTIONS:

         All distributions and withdrawals under the Plans will be in cash, except that you may elect to receive a distribution or withdrawal (but not a loan) from the Plans in whole shares of National City Common Stock. The Trustee retains necessary administrative rights to make in-kind distributions. In addition, a distribution or withdrawal (but not a loan) of any balance in the NPI Stock Fund may be distributed as cash or as an "in-kind" distribution of shares of NPI Stock.

   HOWEVER, YOU MUST HAVE A MINIMUM OF 200 UNITS IN THE NPI STOCK FUND AT THE TIME OF THE DISTRIBUTION TO REQUEST THE "IN-KIND" DISTRIBUTION OF NPI STOCK. YOU MAY NOT, HOWEVER, ELECT TO HAVE AMOUNTS INVESTED IN OTHER FUNDS OF THE TRUST FUND DISTRIBUTED IN SHARES OF NPI STOCK.

         There are no restrictions on resales of the securities distributed under the Plans other than those provided by law if you are an affiliate of NPI or National City Corporation or deemed to be in a control relationship with NPI or National City Corporation.

ROLLOVER ACCOUNTS

     You may transfer proceeds received from qualified employee benefit plans of prior employers into the appropriate Plan by means of a rollover from such prior employer plan. Such transfers may only be of assets eligible to be transferred by a qualified rollover, and must be approved by the Administrative Committee and the Trustee in order to qualify for such treatment.

     Each rollover shall be separately accounted for by the Trustee and shall be 100% vested in the Employee rollover source. Investment of such rollover accounts shall be effected in the same way as your present Plan balances.

ADMINISTRATION

     Generally, National City Corporation is responsible for the administration of the Plans. However, each Plan provides for the establishment of an Administrative Committee consisting of three or more persons who may be (but are not required to be) Participants, employees or directors of an Employer. The Plans provide that there is to be one Administrative Committee responsible for the administration of both Plans, and that committee is referred to in this Prospectus as the "Administrative Committee". National City Corporation has the power to fix the terms of the members of the Administrative Committee, to remove any of them and to appoint successors to fill any vacancies. The members of the Administrative Committee serve without compensation (unless National City Corporation provides for the compensation of non-employee members). The names of the members of the Administrative Committee are: James R. Bell, III; Paul G. Clark; Jeffrey D. Kelly; Robert G. Siefers; Shelley J. Seifert and David L. Zoeller. Each member of the Administrative Committee is an officer or director of NPI, National City Corporation or any of their affiliates. The complete address of the Administrative Committee is:

                             c/o NATIONAL CITY CORPORATION
                             Corporate Human Resources
                             Locator -- #2263
                             1900 East Ninth Street
                             Cleveland, Ohio 44114

     The Chair of the Administrative Committee is Shelley J. Seifert and is the person to whom all requests for information should be delivered. Written requests should be addressed to the above address.

     The Administrative Committee is given the authority to (i) adopt rules for the administration of the Plans, (ii) delegate its duties to members or agents,
(iii) interpret the provisions of the Plans, (iv) determine your rights and status under the Plans, (v) make findings of fact in the case of disputes, (vi) make determinations with respect to benefits payable and the persons entitled thereto and (vii) instruct the Trustee as to benefits to be paid and furnish any other information needed by the Trustee in making distributions or withdrawals from and investments in the Investment Funds.

NONTRANSFERABILITY OF RIGHTS

     Except for loans to you and except as provided by federal income tax laws or as otherwise permitted by law, no rights or interest of any kind of you or your beneficiary are transferable or assignable, nor are any such rights or interests subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary.

AMENDMENT OR TERMINATION

     National City Corporation intends to continue the Plans indefinitely but has reserved the right to terminate or amend the Plans at any time and in any manner that it may deem advisable without the consent of the Employer or any person.

     If any of the Plans are terminated, all future contributions under the terminated Plans will cease, but no termination or amendment will decrease the amount to be contributed by your Employer for any calendar year prior to the year of termination or amendment. In the event of the termination of either of the Plans, the Trust Fund will continue to be administered as if that Plan had not been terminated.

     If an Employer withdraws from a Plan, the Plan is terminated with respect to its employees. An Employer may withdraw from a Plan at any time by filing a written election with the Administrative Committee. In the event of the sale of all or a substantial portion of the operating assets of an Employer and the transfer of affected employees to the purchaser, such Employer will be deemed to have withdrawn from a Plan with respect to such employees unless both the Employer and the Administrative Committee agree in writing to the Employer's continued participation in that Plan. At the request of a withdrawing Employer, the Administrative Committee in its discretion may direct the Trustee to transfer to a successor qualified plan and trust of such Employer, the portion of the Trust Fund representing the interest therein of employees of such Employer.

     The Plans are intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code and National City Corporation has received rulings from the Internal Revenue Service to that effect with respect to SIP 1 and SIP 2.

EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

     Each Plan is subject to some, but not all, of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). It is subject to all of the provisions of Title I, except Part 3 which basically deals with the funding of defined benefit pension plans. It is subject to all of the applicable provisions of Title II and Title III of ERISA. It is not subject to Title IV of ERISA, which provides for insurance of pension benefits in the event of the termination of a pension plan.

     Title IV of ERISA sets up a program of termination insurance to guarantee benefits of pension plans that are not fully funded. For the reasons described above, such insurance protection is not necessary with respect to payment of benefits pursuant to the Plans.

                                    MERGERS

ELIGIBILITY, PARTICIPATION

     In the case of employees who become eligible to participate in the Plans as a result of a merger or acquisition, only hours of service after such merger or acquisition will be counted in determining eligibility to participate in the Plans unless the Administrative Committee decides otherwise.

                              INVESTMENT OF FUNDS

     Set forth below are the investment results, computed on a percentage of increase or decrease, for each of the Investment Funds described herein, for the period commencing January 1, 1998 through December 31, 2002. The returns shown for the Armada Funds, Templeton Fund, Janus Twenty Fund, MFS Capital Opportunities Fund I and Franklin Small Cap Growth Fund I are net of fees. Performance history for the NPI Stock Fund is not available because the fund is new. Please be aware that current performance may be different than shown.

      PERFORMANCE -- TOTAL RETURNS         1998       1999      2000      2001      2002
      ----------------------------        -------    ------    ------    ------    ------
NCC Stock Fund #1(1)....................     9.94%   -31.53%    28.05%     5.80%    -2.55%
NCC Stock Fund #2.......................     8.74%   -31.44%    26.99%     5.72%    -2.43%
Janus Twenty Fund.......................    73.39%    64.90%   -32.42%   -29.20%   -24.02%
Franklin Small-Mid Cap Growth Fund
  I(2)..................................    -0.02%    97.08%    -9.80%   -20.37%   -29.42%
MFS Capital Opportunities Fund I........    27.11%    47.72%    -5.30%   -24.78%   -30.27%
Armada Large Cap Ultra Fund.............    42.62%    29.04%   -16.76%   -22.94%   -32.46%
Armada International Equity Fund........    19.98%    50.13%   -16.89%   -25.42%   -18.86%
Armada Equity Growth Fund...............    29.09%    22.98%    -5.21%   -16.31%   -28.17%
Armada Equity Index Fund................      N/A     20.61%    -9.20%   -12.22%   -22.33%
Armada Small Cap Value Fund.............    -6.96%     7.91%    33.60%   -17.32%   -10.56%
Templeton Instl Fund: Foreign Equity
  Series................................     9.80%    27.34%    -5.86%   -12.11%   -14.80%
Armada Balanced Allocation Fund.........      N/A     15.27%     1.66%    -6.85%   -13.69%
Armada Bond Fund........................     8.45%    -1.89%     7.53%     7.42%    10.11%
National City Capital Preservation
  Fund..................................     5.90%     5.82%     6.17%     5.83%     5.43%
Armada Money Market Fund................     5.25%     4.92%     6.22%     3.91%     1.47%
Armada Equity Income Fund(3)............    10.23%    -0.13%    11.62%      N/A       N/A
Armada Large Cap Value Fund.............    10.23%    -0.14%    11.62%    -3.79%   -15.04%

---------------

(1) NCC Stock Fund #1 represents participant directed investments and employer matching contributions under SIP, together with those shares of National City Common Stock which were previously contributed to the ESOP portion of SIP. Participant directed investments and employer matching contributions under SIP 2 are invested in Stock Fund #2. Beginning January 1, 2002, all shares contained within NCC Stock Fund #1 and NCC Stock Fund #2 will be considered shares of each Plan's respective ESOP feature.

(2) Performance history for Franklin Small Cap Growth Fund I refers to the fund's performance before the fund's name was changed as of September 1, 2001. The fund's holdings may have changed and may not represent current or future portfolio composition.

(3) On March 1, 2001, the name of the Armada Equity Income Fund was changed to Armada Large Cap Value Fund.

                         PAST PERFORMANCE OF NPI STOCK

     The NPI Stock Fund was created July 1, 2001 and therefore has no historical performance for 1999, 2000 and 2001.

                                                      1999      2000      2001      2002
                                                     ------    ------    ------    ------
NPI Stock Fund...................................       N/A       N/A       N/A    -38.81%

---------------

* Total Return Information Obtained from Bloomberg.

                            FEDERAL TAX CONSEQUENCES

     The following discussion of certain of the United States federal income tax consequences of participation in the Plans is merely intended to help you understand the current federal income tax rules that generally apply. The discussion is based on the United States federal income tax laws and regulations as currently in effect and your Employer will not necessarily undertake to apprise you of any changes to such laws and regulations. Because the actual United States federal income tax impact on you will depend upon your own particular circumstances, the following discussion does not address every possible United States federal income tax effect of participation in the Plans. Nor does the following discussion address United States federal estate or gift tax effects or any state, local or foreign tax consequences. YOU ARE RESPONSIBLE FOR YOUR OWN TAX FILING AND PAYMENT OBLIGATIONS IN CONNECTION WITH PARTICIPATION IN THE PLANS. YOU SHOULD, THEREFORE, SEEK AND RELY UPON THE ADVICE OF YOUR OWN COMPETENT PROFESSIONAL ADVISORS ON ALL TAX MATTERS RELATING TO THE PLANS.

     Under present law, if a Plan meets the requirements of Sections 401(a), 401(k) and 501(a) of the Internal Revenue Code:

         (i) Contributions will reduce the amount of your earnings otherwise includable in gross income for federal income tax purposes but not for purposes of Social Security taxes. The maximum amount of contributions which may be excluded from your gross income is limited by the tax regulations. The maximum amount so excludable in 2002 was $11,000 and $12,000 in 2003; that amount may change in years thereafter.

         (ii) Employer Matching Contributions will not be included in your gross income for federal income tax purposes when made.

         (iii) You otherwise will not become subject to federal income taxes with respect to your participation in the Plans until the amounts in your Account are withdrawn or distributed to you.

         (iv) If you receive a distribution of your entire interest in the Plans you will be subject to federal income tax, at ordinary income rates, on the excess of the amount received over the sum of (a) any prior after-tax contributions not theretofore withdrawn and (b) any net unrealized appreciation in shares of National City Common Stock and/or shares of NPI Stock included in the distribution. Net unrealized appreciation generally is the increase in the value of the employer stock while it was held by the Plan. The portion of the withdrawal includable in gross income may be subject to an additional 10% tax as discussed in paragraph (x) below.

         (v) If you receive your entire interest in the Plans (and your entire interest in similar plans required to be aggregated under the Internal Revenue Code) within one taxable year, either on account of retirement or termination of employment, or after you reach age 59 1/2 (a "lump sum distribution"), special rules will generally apply to any gain realized by you on such lump sum distribution. Your gain will be the excess of the amount received over the sum of (a) your after-tax contributions not previously withdrawn and (b) if you elect, any net unrealized appreciation (as defined in paragraph (iv) above) in shares of National City Common Stock included in the distribution (regardless of whether such shares are attributable to your after-tax contributions). Such gain will be considered to be ordinary income for federal income tax purposes. In certain instances, if you were born before 1936, special ten-year averaging treatment may be applied to the otherwise ordinary income. Otherwise the distribution will be taxable under the ordinary federal income tax rules.

         (vi) The tax basis of any shares of National City Common Stock and/or NPI Stock received in a lump-sum distribution described in paragraph (v) above will be the fair market value of such shares less any net unrealized appreciation (as defined in paragraph (iv) above) in such shares on which tax was deferred. Any gain on the subsequent disposition of such shares (including any net unrealized appreciation in excess of the tax basis) will be taxed as a capital gain.

         (vii) If your distribution is not a lump-sum distribution, the distribution will be allocated between a portion representing return of your after-tax contributions, if any (not taxable), and the remainder of the distribution, which will be taxed as ordinary income when received, provided that if the distribution includes shares of National City Common Stock, any net unrealized appreciation (as defined in paragraph (iv) above) in the shares attributable to your after tax contributions will not then be taxable but will be taxed on their disposition as described in paragraph
     (vi).

         (viii) If you or your beneficiary receives your entire interest under the Plans within one taxable year, the special income tax provisions described in paragraph (v) may apply to the distribution.

         (ix) Under certain circumstances, a distribution to a recipient will not be included in your income at the time of distribution if you satisfy the requirements for "rolling over" such distribution (either by means of a "direct rollover" to an individual retirement account or to another employer's tax-qualified retirement plan (see xi below) or otherwise) in the manner and within the time required by the applicable provisions of the Internal Revenue Code.

         (x) If an individual who receives a distribution from the Plans is not age 59 1/2 at the date of such distribution, is not receiving the distribution as a beneficiary of a deceased Plan employee, is not disabled, is not receiving part of a series of substantially equal periodic installments over his life expectancy or over a joint life expectancy with a beneficiary, or who is not at least age 55 and separated from service, then an additional tax of 10% of the amount of the distribution included in the individual's gross income must be paid. The additional 10% tax does not apply to distributions made for deductible medical expenses, made to alternate payees pursuant to qualified domestic relations orders, or made as a return of contributions or Employer Matching Contributions, to the extent that such a return may be required by the Internal Revenue Service's nondiscrimination tests. The additional 10% tax does not apply to any part of the distribution which is "rolled over". (See paragraph (ix)).

         (xi) Except for distributions of substantially equal periodic payments over your life expectancy or the joint life expectancy of you and your beneficiary or over a period of 10 years or more, distributions which are taxable under the federal income tax provisions which are distributions of cash (not distributions of National City Common Stock or NPI Stock) are generally "eligible rollover distributions" and are subject to mandatory 20% federal income tax withholding unless directly rolled over to an individual retirement account or another employer's tax-qualified retirement plan.

         (xii) Distributions from the Plans other than "eligible rollover distributions" will be subject to federal income tax withholding, unless you as the taxpayer elect not to have withholding apply.

     Pursuant to Section 404(k) of the Internal Revenue Code you will be given the opportunity to elect to receive a distribution of dividends on shares of National City Corporation Common Stock allocable to your account under the ESOP portion of the Plan. If you make such an election and receive such a distribution:

         (i) Dividends received by you pursuant to such an election will be subject to federal income tax, at ordinary income rates, in the year in which you receive them. Such amounts will not be subject to the 10% penalty tax, regardless of whether you are over age 59 1/2 at the date of distribution.

         (ii) Dividends received by you pursuant to such an election will not be eligible for rollover (by means of a "direct rollover" or otherwise) to an individual retirement account or another employer's qualified retirement plan.

         (iii) Dividends received by you pursuant to such an election will generally not be subject to mandatory federal income tax withholding.

     If you do not elect to receive a distribution of dividends on shares of National City Corporation Common Stock allocable to your account under the ESOP portion of the Plan, those dividends will continue to be credited to and reinvested in your account under the Plan. You will not be taxed on reinvested dividends until you receive your distribution under the Plan. For a description of the federal tax consequences of your receiving a distribution from your account under the Plan, please see pages 28-30 above.

     THE FOREGOING IS ONLY A SUMMARY AND, EXCEPT AS OTHERWISE NOTED, APPLIES ONLY TO UNITED STATES FEDERAL INCOME TAXES. THE LAW ON WHICH THE ABOVE DISCUSSION IS BASED IS SUBJECT TO CHANGE AT ANY TIME. FOR ADVICE AS TO BOTH FEDERAL INCOME TAXES AND OTHER TAXES AND FOR ADVICE ON YOUR SPECIFIC SITUATION NOW AND IN THE FUTURE, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR.

     Under present law, your Employer is allowed tax deductions for the contributions and Employer Matching Contributions made to the Plans and dividends subject to the election pursuant to Section 404(k).

                                    UPDATING

     From time to time, NPI may update this Prospectus. NPI will also deliver to you as Employees copies of their annual reports, proxy statements, and other communications distributed to shareholders of NPI. Certain information contained in these documents also updates this Prospectus. All of these documents and the documents incorporated by reference are available to you without charge, upon written or oral request to National City Corporation, the attention of Betsy Figgie, Investor Relations, Vice President and Manager, National City Corporation, Department 2101, P.O. Box 5736, Cleveland, OH 44101-0756, telephone 1-800-622-4204.

     This Prospectus incorporates documents of NPI by reference which are not presented herein or delivered herewith. The documents of National City Corporation and NPI so incorporated (other than certain exhibits to any such documents) are available to any person to whom a copy of this Prospectus has been delivered upon written or oral request to National City Corporation, Investor Relations, Department 2101, P.O. Box 5756, Cleveland, Ohio 44114,
Attention: Betsy Figgie, Vice President and Manager, telephone number 1-800-622-4204, and will be furnished without charge.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The U.S. Securities and Exchange Commission or SEC allows NPI to "incorporate by reference" the information filed with the SEC. This means:

     - Incorporated documents are considered part of the Prospectus;

     - NPI can disclose important information to you by referring to those documents; and

     - Information that NPI and the Plans file with the SEC will automatically update the Prospectus.

NPI

     The following documents filed by NPI with the SEC are incorporated in this Prospectus by reference:

     - NPI's Annual Report on Form 10-K for the year ended December 31, 2002;

     - NPI's Current Reports on Form 8-K dated July 17, 2002, August 14, 2002, October 1, 2002, October 16, 2002, November 13, 2002 and January 15, 2003;

     - the description of the NPI Common Stock contained in the NPI's Registration Statement on Form 8-A filed by NPI on July 18, 1996 and any amendment or report filed for the purpose of updating such description; and

     - Registration Rights Agreement between Registrant and National City Corporation, dated July 16, 1996 (filed as Exhibit 4.2 to Registration Statement No. 333-05507 dated July 18, 1996); and

     - All documents subsequently filed by NPI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act prior to the filing of a post-effective amendment to NPI's Registration Statement on Form S-3 relating to the Plans, as filed with the SEC, indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be part of this Prospectus from the date of filing of such documents.

                                 LEGAL OPINIONS

     Certain legal matters, including the validity of the securities, will be passed upon by the National City Corporation Law Department, (acting as counsel for NPI). Members of the National City Corporation Law Department may beneficially own shares of NPI Common Stock and/or participate in SIP.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited NPI's consolidated financial statements included in NPI's Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement filed with the SEC. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses expected to be incurred by National Processing, Inc. (the "Corporation") in connection with the sale and distribution of the shares of Common Stock being registered. With the exception of the registration fee, all amounts shown are estimates.

SEC registration fee........................................    $    00.00
Printing and engraving expenses.............................     31,000.00
Legal fees and expenses.....................................         00.00
Accounting fees and expenses................................      7,500.00
Miscellaneous fees and expenses.............................          0.00
                                                                ----------
          Total.............................................    $38,500.00
                                                                ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

NPI shall indemnify, to the full extent permitted by Ohio law, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board or an officer, employee or agent of NPI, or is or was serving at the request of NPI as director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. NPI shall pay, to the full extent of Ohio Revised Code Section 1701.13, expenses, including attorney's fees, incurred by a member of the Board in defending such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent permitted under Ohio law, such expenses incurred by any other person.

NPI may, to the full extent permitted by Ohio law and authorized by the Board, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters or credit or self-insurance, on behalf of or for any persons aforementioned against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not NPI would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which NPI has a financial interest.

NPI may enter into agreements with any persons whom NPI may indemnify under the by-laws in accordance with Ohio law and undertake thereby to indemnify such persons and to pay expenses incurred by them in defending any action, suit or proceeding against them.

ITEM 16. EXHIBITS

     The following Exhibits are filed as part of this Registration Statement:

     4.1 Specimen Certificate for the NPI Common Stock without par value, of the Registrant (filed as Exhibit 4.1 to Registration Statement No. 333-05507 dated July 18, 1996 and incorporated herein by reference).

     4.2 Registration Right Agreement between Registrant and National City Corporation, dated July 16, 1996 (filed as Exhibit 4.2 to Registration Statement No. 333-05507 dated July 18, 1996 and incorporated herein by reference).

     5.1    Opinion of National City Corporation's Law Department (filed as
            Exhibit 5.1).

     23.1   Consent of Ernst & Young LLP, Independent Auditors for NPI (filed as
            Exhibit 23.1).

     23.2   Consent of National City Corporation Law Department (included in
            Exhibit 5.1).

     24.1 Power of Attorney (filed as Exhibit 24.1 to Registration Statement No. 333-58958 dated May 25, 2001 and incorporated herein by reference).

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein; and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     "The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information."

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of The Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on this 10th day of April, 2003.

                                       NATIONAL PROCESSING, INC.

                                       By        /s/ DAVID E. FOUNTAIN
                                          --------------------------------------
                                                    David E. Fountain
                                                Senior Vice President and
                                                 Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this S-3 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                    TITLE                        DATE
------------------------------------------    -----------------------------------    ---------------
          /s/ THOMAS A. WIMSETT               President and Chief Executive          April 13, 2001
------------------------------------------      Officer (Principal Executive
            Thomas A. Wimsett                   Officer)

          /s/ DAVID E. FOUNTAIN               Senior Vice President and Chief        April 13, 2001
------------------------------------------      Financial Officer (Principal
            David E. Fountain                   Financial Officer)

            /s/ PAUL G. CLARK*                Director and Chairman of the Board     April 13, 2001
------------------------------------------
              Paul G. Clark

                                              Director
------------------------------------------
          Aureliano Gonzalez-Baz

            /s/ JON L. GORNEY*                Director                               April 13, 2001
------------------------------------------
              Jon L. Gorney

                                              Director
------------------------------------------
           Jeffrey P. Gotschall

                                              Director
------------------------------------------
          Preston B. Heller, Jr.

          /s/ JEFFREY D. KELLY*               Director                               April 13, 2001
------------------------------------------
            Jeffrey D. Kelly*

         /s/ J. ARMANDO RAMIREZ*              Director                               April 13, 2001
------------------------------------------
            J. Armando Ramirez

          /s/ ROBERT G. SIEFERS*              Director                               April 13, 2001
------------------------------------------
            Robert G. Siefers

          /s/ THOMAS A. WIMSETT*              Director                               April 13, 2001
------------------------------------------
            Thomas A. Wimsett

     *Carlton E. Langer, Secretary, the undersigned attorney-in-fact, by signing his name below, does hereby sign this Post-Effective Amendment No. 2 to Form S-3 Registration Statement on behalf of each of the above-indicated officers and directors of NPI (constituting a majority of the directors) pursuant to a power of attorney executed by such persons.

                                       By        /s/ CARLTON E. LANGER
                                          --------------------------------------
                                                    Carlton E. Langer,
                                                        Secretary

April 10, 2003

                                    AMENDED
                              PROSPECTUS DOCUMENTS
                                      FOR

                         THE NATIONAL CITY SAVINGS AND
                                INVESTMENT PLANS

                                    OFFERING
                   COMMON STOCK OF NATIONAL CITY CORPORATION
                                      AND
                   COMMON STOCK OF NATIONAL PROCESSING, INC.
                                AND INTERESTS IN
                 THE NATIONAL CITY SAVINGS AND INVESTMENT PLAN
              THE NATIONAL CITY SAVINGS AND INVESTMENT PLAN NO. 2

This packet contains two separate prospectus documents relating to securities registered under the Securities Act of 1933. The first prospectus relates to the registration statement filed by National City Corporation with the Securities and Exchange Commission to register shares of its Common Stock and interests in the above Plans. This document may be updated or supplemented from time to time. The second prospectus in this packet relates to the registration statement filed by National Processing, Inc. to register shares of its Common Stock in the above Plans.

                      ------------------------------------

                   BOTH PROSPECTUSES ARE DATED APRIL 10, 2003